Exhibit (b)(i)

EXECUTION VERSION

WELLS FARGO BANK, NATIONAL ASSOCIATION 90 South 7th Street, 6th floor Minneapolis, MN 55402 WELLS FARGO SECURITIES, LLC Duke Energy Center 550 South Tryon Street, 7th Floor Charlotte, NC 28202	CITIZENS BANK, NATIONAL ASSOCIATION 1 Citizens Plaza #1 Providence, RI 02903	KEYBANK NATIONAL ASSOCIATION 225 Franklin Street, 16th Floor Boston MA 02110

CONFIDENTIAL

March 31, 2022

Callodine MidCo, Inc.

Callodine Merger Sub, Inc.

c/o Callodine Group, LLC

Two International Place, Suite 1830

Boston, MA 02110

Attention: Tyler Bak

Re:	Project Cape Commitment Letter

$120 Million Senior Secured Credit Facilities

Ladies and Gentlemen:

You have advised Wells Fargo Bank, National Association (“Wells Fargo Bank”), Citizens Bank, National Association (“Citizens”) and KeyBank National Association (“KeyBank” and, collectively with Wells Fargo Bank and Citizens, the “Lead Banks”), Wells Fargo Securities, LLC (“Wells Fargo Securities”), Citizens and KeyBank, as lead arrangers as described herein (Wells Fargo Securities, Citizens and KeyBank, in such capacity, the “Lead Arrangers” and the Lead Arrangers together with the Lead Banks, the “Commitment Parties” or “we” or “us”) that Callodine Group, LLC (“Callodine”) and East Asset Management, LLC (“East” and, together with Callodine, the “Equity Investors”) intend to form, directly or indirectly, a new holding company (“TopCo”), which will form and directly own all of the equity interests of an intermediate holding company (“Holdings”), which will form and directly own all of the equity interests of a new acquisition vehicle (“Acquisition Corp” or the “Borrower” and, together with Holdings, “you”), which will form and directly own all of the equity interests of a second acquisition vehicle (“Acquisition LLC”) for the purpose of completing the proposed merger (the “Acquisition”) of (i) the Borrower with and into Manning & Napier, Inc., a Delaware corporation (the “Acquired Corporation”), with the Acquired Corporation as the surviving company and (ii) Acquisition LLC with and into Manning & Napier Group, LLC, a Delaware limited liability company (the “Acquired LLC” and, together with the Acquired Corporation, the “Acquired Company”), with the Acquired LLC as the surviving company, in each case pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Holdings, the Borrower, Acquisition LLC, the Acquired Corporation and the Acquired LLC (the “Acquisition Agreement”).

You have further advised us that the total funds needed to (a) finance the purchase price for the Acquisition, (b) pay fees, commissions and expenses in connection with the Transactions (as defined below) and (c) finance ongoing working capital requirements and other general corporate purposes as further described in the Term Sheet (as defined below) will consist of:

(i) cash on hand at the Acquired Corporation of no less than an amount which, when taken together with (x) the aggregate gross proceeds of the Senior Credit Facilities funded on the Closing Date (as defined below), (y) the Equity Contribution (as defined below) and (z) the Additional Equity Contribution (as defined below), will be sufficient to finance the purchase price for the Acquisition and pay fees, commissions and expenses payable by the Borrower on the Closing Date in connection with the Transactions;

(ii) senior secured credit facilities of $120 million to be provided to the Borrower consisting of (A) a revolving credit facility of $20 million (the “Revolving Credit Facility”) and (B) a term loan facility of $100 million (the “Term Loan Facility” and, collectively with the Revolving Credit Facility, the “Senior Credit Facilities”), each as described in the Summary of Terms and Conditions attached hereto as Annex A (the “Term Sheet”); and

(iii) equity investments made, on or prior to the Closing Date (as defined below), in cash by the Equity Investors in TopCo in exchange for common equity of TopCo, which in turn will contribute such amounts to the common equity of Holdings, which in turn will contribute such amounts to the common equity of the Borrower (such contribution, the “Equity Contribution”), which, when taken together with the aggregate amount of outstanding replacement TopCo RSUs (as defined in the Acquisition Agreement) and any common equity in TopCo issued in exchange for rollover contribution by the existing shareholders of the Acquired Corporation (the “Additional Equity Contribution”) will be not less than 55% of the sum of (x) the aggregate gross proceeds of the Senior Credit Facilities funded on the Closing Date, (y) the Equity Contribution and (z) the Additional Equity Contribution; provided that such amount may be reduced as expressly contemplated by paragraph (4) of Annex B; provided, further, that immediately after giving effect to the Transactions, the Equity Investors will, directly or indirectly, own no less than 50.1% of all of the voting equity interests of Holdings and the Borrower and the Equity Investors shall have the right to control the management and policies of Holdings and the Borrower.

Immediately following the Acquisition, none of Holdings, Acquisition Corp or any of their respective subsidiaries will have any indebtedness for borrowed money nor will Holdings have any equity outstanding, except, in each case, as described in this paragraph and in certain exceptions to be set forth in the definitive Financing Documentation (as defined in the Term Sheet), and Holdings will have no material assets other than its equity interest in Acquisition Corp.

As used herein, the term “Transactions” means, collectively, the Acquisition, the Equity Contribution, the Additional Equity Contribution, the initial borrowings under the Senior Credit Facilities on the Closing Date and the payment of fees, commissions and expenses in connection with each of the foregoing. This letter, including the Term Sheet, the Conditions Annex attached hereto as Annex B (the “Conditions Annex”), Annex C and Annex D attached hereto, is hereinafter referred to as this “Commitment Letter”. The date on which the Senior Credit Facilities close is referred to as the “Closing Date”. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Term Sheet. Except as the context otherwise requires, references to the “Borrower” shall initially mean the Acquisition

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Corp. and after the Acquisition shall mean the Acquired Corporation and references to “Borrower and its subsidiaries” will include the Acquired Company and its subsidiaries after giving effect to the Acquisition.

1. Commitment. Upon the terms and subject to the conditions set forth in this Commitment Letter and in the Fee Letters (as defined below), (a) Wells Fargo Bank is pleased to advise you of its commitment to provide to the Borrower (i) $40 million of the principal amount of the Term Loan Facility and (ii) $8 million of the principal amount of the Revolving Credit Facility (the amounts in clauses (a)(i) and (a)(ii) of this Section 1, the “Wells Fargo Commitment”), (b) Citizens is pleased to advise you of its commitment to provide to the Borrower (i) $30 million of the principal amount of the Term Loan Facility and (ii) $6 million of the principal amount of the Revolving Credit Facility (the amounts in clauses (b)(i) and (b)(ii) of this Section 1, the “Citizens Commitment”) and (c) KeyBank is pleased to advise you of its commitment to provide to the Borrower (i) $30 million of the principal amount of the Term Loan Facility and (ii) $6 million of the principal amount of the Revolving Credit Facility (the amounts in clauses (c)(i) and (c)(ii) of this Section 1, the “KeyBank Commitment” and, collectively, with the Wells Fargo Commitment and the Citizens Commitment, the “Commitments”). The Commitments of the Lead Banks are several and not joint.

2. Titles and Roles. The Lead Arrangers, each acting alone or through or with affiliates selected by it, will act as joint bookrunners and joint lead arrangers in structuring and arranging the Senior Credit Facilities. Wells Fargo Bank, acting alone or through or with affiliates selected by it, will act as the sole administrative agent for the Senior Credit Facilities (in such capacity, the “Administrative Agent”). No additional agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no other compensation will be paid (other than compensation expressly contemplated by this Commitment Letter and the Fee Letters) unless you and we shall agree in writing; provided that, the Lead Arrangers will have the right, in consultation with you and with your consent (not to be unreasonably withheld, delayed or conditioned), to award titles to other joint lead arrangers, joint bookrunners, syndication agents and/or documentation agents who are Lenders (as defined in the Term Sheet) that provide (or whose affiliates provide) commitments in respect of the Senior Credit Facilities (it being further agreed that (i) each of the parties hereto shall, upon request of you or the Lead Arrangers, execute a revised version of this Commitment Letter or an amendment or joinder hereto to reflect the commitment or commitments of any such financial institutions and (ii) Wells Fargo Securities will have the “left” and “highest” placement in any and all marketing materials or other documentation used in connection with the Senior Credit Facilities and shall hold the leading role and responsibilities conventionally associated with such placement, including maintaining sole physical books for the Senior Credit Facilities and Citizens will have the placement to the immediate right or immediately below Wells Fargo Securities in any and all marketing materials or documentation used in connection with the Senior Credit Facilities and KeyBank will have the placement to the immediate right or immediately below Citizens in any and all marketing materials or documentation used in connection with the Senior Credit Facilities.

3. Conditions to Commitment. The availability of Commitments on the Closing Date as described in the Term Sheet and the undertakings of the Commitment Parties hereunder are subject solely to the satisfaction of the conditions precedent set forth in the Conditions Annex and upon satisfaction (or waiver in writing by the Commitment Parties in their sole discretion) of such conditions, the initial funding of the Senior Credit Facilities shall occur in accordance with this Commitment Letter, it being understood and agreed that there are no other conditions (implied or otherwise) to the initial funding of the Senior Credit Facilities, including compliance with the terms of this Commitment Letter, any Fee Letter or the Financing Documentation.

Notwithstanding anything in this Commitment Letter, the Fee Letters or the Financing Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations and warranties relating to the Acquired Company,

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Holdings, the Borrower and their respective subsidiaries and their respective businesses the accuracy of which shall be a condition to the availability of the Senior Credit Facilities on the Closing Date shall be (i) such of the representations and warranties made by the Acquired Company and/or its subsidiaries or affiliates or with respect to the Acquired Company, its subsidiaries or its business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you or your affiliates have the right to terminate your or their respective obligations under the Acquisition Agreement or otherwise decline to close the Acquisition as a result of a breach of any such representations and warranties or any such representations and warranties not being accurate (in each case, determined without regard to any notice requirement, but after giving effect to any grace or cure periods) (such representations and warranties, the “Specified Purchase Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the Financing Documentation shall be in a form such that they do not impair the availability of the Senior Credit Facilities that are needed to finance the Transactions occurring on the Closing Date if the conditions set forth in the Conditions Annex are satisfied (it being understood that, to the extent any security interest in any Collateral (as defined in the Term Sheet) (other than security interests that may be perfected by (x) the filing of a financing statement under the Uniform Commercial Code, (y) the delivery of certificates (if any) evidencing the equity securities of the Borrower and each of its subsidiaries required to be pledged pursuant to the Term Sheet (provided that, with respect to the Acquired Company and its subsidiaries on the Closing Date, the foregoing shall only apply to the extent such certificated equity interests are received from the Acquired Company after the Credit Parties’ (as defined in the Term Sheet) use of commercially reasonable efforts to obtain such certificates, it being acknowledged and agreed that any certificates not delivered on the Closing Date shall be required to be delivered as soon as reasonably practicable, but in no event more than five (5) business days after the Closing Date (or such longer time as agreed by the Administrative Agent in its sole discretion)) and (z) the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable (provided that, solely with respect to any filings with the United States Patent and Trademark Office, if such filings are not able to be made after the Credit Parties’ use of commercially reasonable efforts to make such filings, the making of such filings shall not constitute a condition precedent to the initial funding of the Commitments, it being acknowledged and agreed that any filings not made on the Closing Date shall be required to be made as soon as reasonably practicable, but in no event more than five (5) business days after the Closing Date (or such longer time as agreed by the Administrative Agent in its sole discretion))) is not or cannot be perfected on the Closing Date after your use of commercially reasonable efforts to do so, then the perfection of such security interests shall not constitute a condition precedent to the availability of the Senior Credit Facilities on the Closing Date, but instead shall be required to be perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Borrower acting reasonably (but not to exceed 60 days after the Closing Date or as otherwise set forth in clause (y) or clause (z) above, in each case, unless extended by the Administrative Agent)). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Sheet relating to corporate or other organizational existence of each Credit Party and good standing of the Credit Parties in their respective jurisdictions of organization; power and authority, due authorization, execution and delivery and enforceability, in each case, relating to the Credit Parties entering into and performance of the Financing Documentation; the execution and delivery of the Financing Documentation, the incurrence of the loans and commitments by the Borrower under the Senior Credit Facilities, the provision of the guarantees by the Credit Parties under the Senior Credit Facilities and the granting of the security interests in the Collateral by the Credit Parties to secure the Secured Obligations (as defined in the Term Sheet) not conflicting with or requiring consent under the Credit Parties’ organizational documents; solvency as of the Closing Date (after giving effect to the Transactions) of Holdings and its subsidiaries on a consolidated basis in accordance with Annex D; Federal Reserve margin regulations; the Investment Company Act; use of proceeds not in violation of sanctions, anti-money laundering laws and anti-corruption laws; and creation, validity and, subject to the parenthetical in the immediately preceding sentence, perfection of security interests in the Collateral. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

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4. [Reserved].

5. Information.

(a) You represent, warrant and covenant that (i) all written information and written data (other than the Projections, as defined below, other forward-looking information and information of a general economic or industry specific nature) concerning Holdings, the Borrower, the Acquired Company and their respective subsidiaries and the Transactions that has been, or will be, made available to the Commitment Parties or the prospective Lenders by you, any of the Equity Investors or any of your or their representatives, subsidiaries or affiliates (or on your or their behalf) (the “Information”), when taken as a whole, (x) is, and in the case of Information made available after the date hereof, will be, complete and correct in all material respects and (y) does not, and in the case of Information made available after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading and (ii) all financial projections concerning Holdings, the Borrower, the Acquired Company and their respective subsidiaries, taking into account the consummation of the Transactions, that have been or will be made available to the Commitment Parties or the prospective Lenders by you, any of the Equity Investors or any of your or their respective representatives, subsidiaries or affiliates (or on your or their behalf) (the “Projections”) have been and will be prepared in good faith based upon assumptions believed by you or such Equity Investor to be reasonable at the time made available to the Commitment Parties or the prospective Lenders, it being understood that such Projections are not to be viewed as facts and that actual results may vary materially from the Projections. You agree that if, at any time prior to the Closing Date, you become aware that any of the representations and warranties contained in the preceding sentence would be incorrect in any respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations and warranties are correct in all respects under those circumstances; provided, that any such supplementation shall cure any breach of such representations and warranties. Solely as they relate to matters with respect to the Acquired Company and its subsidiaries prior to the Closing Date, the foregoing representations and warranties are made to your knowledge. We will be entitled to use and rely upon, without responsibility to verify independently, the Information and the Projections. You acknowledge that we may share with any of our affiliates (it being understood that such affiliates will be subject to the confidentiality agreements between you and us), and such affiliates may share with the Commitment Parties, any information related to you, the Acquired Company, the Equity Investors or any of your or their respective subsidiaries or affiliates (including, without limitation, in each case, information relating to creditworthiness) and the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters, none of the making of any representation and warranty under this Section 5, any supplement thereto, or the accuracy of any such representation and warranty shall constitute a condition precedent to the availability and initial funding of the Senior Credit Facilities on the Closing Date.

(b) You acknowledge that the Lead Arrangers will make available, on your behalf, the (i) Information, (ii) Projections and (iii) Financing Documentation and (iv) other customary materials and presentations, which in the case of this clause (iv) shall be approved by you (such approval not to be unreasonably withheld, delayed or conditioned) (collectively, the “Informational Materials”), to the prospective Lenders by posting the Informational Materials on SyndTrak Online or by other similar electronic means (collectively, the “Electronic Means”). Unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Informational Materials suitable for distribution to any Commitment Party or other prospective Lender that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to any Credit Party or any of its subsidiaries or affiliates, or any of their respective securities (each such Lender, a “Public Lender”). You agree, however, that the Financing Documentation will contain customary

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provisions concerning Informational Materials to be provided to Public Lenders and the absence of MNPI therefrom. Prior to distribution of Informational Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination thereof.

(c) You hereby authorize the Lead Arrangers to download copies of the Borrower’s (or agree to obtain the Acquired Company’s authorization to download copies of their respective) trademark logos from its website and post copies thereof on the SyndTrak site or similar workspace established by the Lead Arrangers with respect to the Senior Credit Facilities and use the logos on any presentations or other materials prepared in connection with the Senior Credit Facilities or in any advertisements that we may place after the closing of the Senior Credit Facilities in financial and other newspapers, journals, the World Wide Web, home page or otherwise, at our own expense describing its services to the Borrower hereunder; provided that, other than promotional materials in the form of a customary “tombstone” describing the names (and containing the company logos) of the Borrower and its affiliates (or any of them), and the amount, type and closing date of Senior Credit Facilities, we shall obtain your prior written approval (not to be unreasonably withheld, delayed or conditioned) with respect to such advertisements.

6. Fees. As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in that certain fee letter dated as of the date hereof and delivered herewith among you and the Commitment Parties (the “Joint Fee Letter”) and that certain fee letter dated as of the date hereof and delivered herewith among you, Wells Fargo Bank and Wells Fargo Securities (the “Wells Fargo Fee Letter” and, together with the Joint Fee Letter, the “Fee Letters”), in each case, on the terms and subject to the conditions set forth therein.

7. Expenses. You agree to reimburse each of the Commitment Parties and their respective affiliates, from time to time promptly upon receipt of a reasonably detailed invoice therefor or as set forth in a settlement statement or funds flow statement approved by you, for all reasonable out-of-pocket costs and expenses of the Commitment Parties and their respective affiliates, including, without limitation, reasonable legal fees and expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of McGuireWoods, LLP, and, if reasonably necessary, a single local counsel in each relevant and material jurisdiction and a single special counsel with respect to each relevant and material specialty), due diligence expenses and all printing, reproduction, document delivery, travel, CUSIP, SyndTrak, and communication costs, incurred in connection with the execution of the Senior Credit Facilities and the preparation, review, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letters, the Financing Documentation and any security arrangements in connection therewith regardless of whether the Closing Date occurs.

8. Indemnification. You agree to indemnify and hold harmless the Commitment Parties and their respective affiliates and each of their and their respective affiliates’ directors, officers, employees, partners, representatives, advisors and agents and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, penalties, liabilities and expenses of any kind or nature (including legal expenses), joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter, the Transactions or any related transaction (including, without limitation, the execution and delivery of this Commitment Letter and the Financing Documentation and the closing of the Transactions) or (b) the use or the contemplated use of the proceeds of the Senior Credit Facilities, and will reimburse each Indemnified Party for all reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees, expenses and charges (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees,

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disbursements and other charges of one counsel to all Indemnified Parties (taken as a whole) and, if reasonably necessary, a single local counsel for all Indemnified Parties (taken as a whole) in each relevant and material jurisdiction and a single special counsel with respect to each relevant and material specialty, and in the case of an actual or perceived conflict of interest (where the Indemnified Parties affected by such conflict inform you of such conflict), one additional counsel in each relevant and material jurisdiction or specialty to the affected Indemnified Parties similarly situated and taken as a whole)) incurred in connection with any of the foregoing within ten (10) days following written demand therefor (together with reasonable backup documentation supporting such request); provided that no Indemnified Party will have any right to indemnification for any of the foregoing to the extent resulting from (i) such Indemnified Party’s own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment, (ii) a material breach of the obligations of any Commitment Party under this Commitment Letter or the Financing Documentation, as determined by a court of competent jurisdiction in a final non-appealable judgment or (iii) any dispute solely among Indemnified Parties, other than any claims against any Commitment Party in its respective capacity or in fulfilling its role as an administrative agent or arranger or any similar role hereunder or under the Senior Credit Facilities, and other than any claims arising out of any act or omission on the part of you, any Equity Investor, the Acquired Company or your or their respective subsidiaries or affiliates. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

You will not be liable for any settlement of any claim or action effected without your prior written consent (such consent not to be unreasonably withheld or delayed or conditioned), but if settled with your written consent or if there is a final judgment by a court of competent jurisdiction in any such actions you agree to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section 8. Notwithstanding the immediately preceding sentence, if at any time an Indemnified Party shall have requested in accordance with this Commitment Letter that you reimburse such Indemnified Party for legal or other expenses in connection with investigating, responding to or defending any action or claim, you shall be liable for any settlement of any action or claim effected without your written consent if (a) such settlement is entered into more than 30 days after receipt by you of such request for reimbursement and (b) you shall not have reimbursed such Indemnified Party in accordance with such request prior to the date of such settlement. You shall not, without the prior written consent of each Indemnified Party affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party, (y) does not include any statement as to or an admission of fault or culpability by or on behalf of such Indemnified Party and (z) requires no action on the part of the Indemnified Party other than its consent.

Notwithstanding anything to the contrary in this Section 8, each Indemnified Party shall be obligated to refund or return any and all amounts paid by you under this Section 8 to such Indemnified Party for any losses, claims, damages, liabilities and expenses to the extent, but only to the extent, such Indemnified Party is not entitled to payment of such amounts in accordance with the terms hereof (as determined by a final non-appealable judgment by a court of competent jurisdiction).

9. Exculpation and Consequential Damages. Without limiting the generality of Section 8, you also agree that the Commitment Parties, their respective affiliates and each of their and their affiliates’ directors, officers, employees, partners, representatives, advisors and agents and each of their respective heirs, successors and assigns (such persons, collectively, the “Commitment Party Related Parties”) shall not have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your affiliates

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or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability to you is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Commitment Party Related Party’s own gross negligence, bad faith or willful misconduct or a claim brought by you against a Commitment Party Related Party for a material breach of such Commitment Party Related Party’s obligations. No party hereto, nor any of their respective affiliates and each of their and their affiliates’ directors, officers, employees, partners, representatives, advisors and agents and each of their respective heirs, successors and assigns will be liable for any indirect, consequential, special or punitive damages in connection with this Commitment Letter, the Fee Letters, the Financing Documentation or any other element of the Transactions; provided that nothing in this sentence shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, consequential or punitive damages are included in any claim by a third party with respect to which the applicable Commitment Party Related Party is entitled to indemnification hereunder. No Commitment Party Related Party will be liable to you, your affiliates or any other person for any damages arising from the use by others of Informational Materials or other materials obtained by Electronic Means, except to the extent that your damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Commitment Party Related Party’s own gross negligence, bad faith or willful misconduct or from a material breach of such Commitment Party Related Party’s obligations.

10. Confidentiality.

(a) This Commitment Letter and the Fee Letters (collectively, the “Commitment Documents”) and the existence and contents hereof and thereof shall be confidential and may not be disclosed, directly or indirectly, by you in whole or in part to any person without our prior written consent, except for the disclosure of the Commitment Documents (i) on a confidential basis to the Equity Investors and your and their respective directors, officers, employees, accountants, attorneys and other professional advisors who have been advised of their obligation to maintain the confidentiality of the Commitment Documents for the purpose of evaluating, negotiating or entering into the Transactions, (ii) as required by law, rule or regulation or as requested by a governmental authority or other compulsory process (in which case, you agree, to the extent permitted by law, to use commercially reasonable efforts to inform us promptly in advance thereof), (iii) on a confidential basis to the board of directors, officers and advisors of the Acquired Company in connection with their consideration of the Acquisition (provided that any information relating to fees has been redacted in a manner reasonably acceptable to us) and (iv) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and/or the Fee Letters (in which case, you agree, to the extent permitted by law, to inform us promptly in advance thereof). The foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of any Fee Letter and its contents) two years following the date of this Commitment Letter.

(b) Each of the Commitment Parties shall use all confidential information provided to it by or on behalf of you or your affiliates in the course of the Transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat all such information as confidential; provided that nothing herein shall prevent the Commitment Parties or their respective affiliates from disclosing any such information, (i) to any Lenders or participants or prospective Lenders or prospective participants (provided that any such disclosure shall be made subject to the acknowledgment and acceptance by such Lender or participant or prospective Lender or prospective participant that such information is being disseminated on a confidential basis (and they shall agree to be bound to substantially the same terms as are set forth in this paragraph or as are otherwise reasonably acceptable to you and us, including as agreed in any informational memoranda or other marketing materials) in accordance with customary market standard for dissemination of such type of information), (ii) pursuant to the order of any court or administrative agency or in any judicial or administrative proceeding or as otherwise required by law or compulsory legal process

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(in which case the applicable Commitment Party shall use commercially reasonable efforts to promptly notify you, in advance, to the extent practicable and permitted by law), (iii) upon the request or demand of any regulatory authority having jurisdiction over any of the Commitment Parties (in which case the applicable Commitment Party shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent practicable and permitted by law), (iv) to their respective affiliates involved in the Transactions and their and their affiliates’ respective directors, officers, employees, accountants, attorneys, agents and other professional advisors on a need-to-know basis who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (v) to the extent that such information is independently developed by the Commitment Parties, so long as the Commitment Parties have not otherwise breached their confidentiality obligations hereunder and have not developed such information based on information received from a third party that to their knowledge has breached confidentiality obligations owing to you, (vi) to the extent any such information becomes publicly available other than by reason of disclosure by us in breach of this provision, (vii) to the extent that such information is received by a Commitment Party or any or its affiliates from a third party that is not to its knowledge subject to confidentiality obligations to you or your affiliates, (viii) for purposes of establishing a “due diligence” defense, (ix) in connection with the exercise of any remedies hereunder, any action or proceeding relating to the Commitment Documents or the enforcement of rights thereunder, or (x) with your prior written consent. The provisions of this paragraph with respect to the Commitment Parties and their respective affiliates shall automatically terminate on the earlier of (x) one year following the date of this Commitment Letter and (y) the execution of the definitive documentation for the Senior Credit Facilities (in which case, the confidentiality provisions in the definitive documentation shall supersede the provisions of this paragraph). The terms of this paragraph shall supersede all prior confidentiality or non-disclosure agreements and understandings between you and the Commitment Parties relating to the Transactions.

(c) The Commitment Parties shall be permitted to use information related to the arrangement of the Senior Credit Facilities in connection with obtaining a CUSIP number, marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to your prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) (other than with regard to obtaining a CUSIP number or promotional materials in the form of a customary “tombstone” describing the names (and containing the company logos) of the Borrower and its affiliates (or any of them), and the amount, type and closing date of Senior Credit Facilities). Prior to the Closing Date, the Commitment Parties shall have the right to review and approve any public announcement or public filing made by you, any of the Equity Investors, the Acquired Company or your or their respective representatives relating to the Senior Credit Facilities or to any of the Commitment Parties or any of their respective affiliates in connection therewith, before any such announcement or filing is made (such approval not to be unreasonably withheld or delayed); provided that the Lead Arrangers shall be deemed to have consented to such public announcement or public filing two (2) business days after delivery thereof, so long as you have not received notice from a Lead Arranger stating that such Lead Arranger objects to such public announcement or public filing.

11. PATRIOT Act Notification. The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of them is required to obtain, verify and record information that identifies you and any additional borrowers and guarantors under the Senior Credit Facilities, which information includes your and their respective names, addresses, tax identification numbers and other information that will allow the Commitment Parties and the other prospective Lenders to identify you and such other parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the prospective Lenders.

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12. Other Services.

(a) Nothing contained herein shall limit or preclude the Commitment Parties or any of their respective affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of you, any Equity Investor, the Acquired Company or any of your or their respective affiliates, or any other party that may have interests different than or adverse to such parties.

(b) You acknowledge that the Commitment Parties and their respective affiliates (the term “Commitment Parties” as used in this Section being understood to include such affiliates) (i) may be providing debt financing, equity capital or other services (including financial advisory services) to other entities and persons with which you, any Equity Investor, the Acquired Company or your or their respective affiliates may have conflicting interests regarding the Transactions and otherwise, (ii) may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other entities or persons, and (iii) have no obligation in connection with the Transactions to use, or to furnish to you, any Equity Investor, the Acquired Company or any of your or their respective affiliates or subsidiaries, confidential information obtained from other entities or persons.

(c) In connection with all aspects of the Transactions, you acknowledge and agree that: (i) the Senior Credit Facilities and any related arranging or other services contemplated in this Commitment Letter constitute an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, each of the Commitment Parties is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you, the Acquired Company or any of your or their respective management, affiliates, equity holders, directors, officers, employees, creditors or any other party (except as otherwise agreed in writing by Wells Fargo Securities as the M&A Financial Advisor (as defined below)), (iii) no Commitment Party nor any affiliate thereof has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether any Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates or the Acquired Company or its affiliates on other matters) and no Commitment Party has any obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth in the Commitment Documents (in each case, except as otherwise agreed in writing by Wells Fargo Securities as the M&A Financial Advisor), (iv) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and no Commitment Party shall have any obligation to disclose any of such interests, and (v) except as otherwise agreed in writing by Wells Fargo Securities as the M&A Financial Advisor, no Commitment Party has provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against any Commitment Party or any of their respective affiliates with respect to any breach or alleged breach of agency, fiduciary duty or conflict of interest in connection with the Commitment Documents, the Senior Credit Facilities and, except to the extent agreed to by Wells Fargo Securities in its capacity as the M&A Financial Advisor, the Transactions.

(d) In addition, the parties hereto acknowledge that Wells Fargo Securities has been retained by the Borrower as exclusive financial advisor (in such capacity, the “M&A Financial Advisor”) to the Borrower in connection with the Acquisition and the transactions in connection therewith. You agree to such retention, and in connection therewith you agree not to assert any claim you might allege based on any

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actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the M&A Financial Advisor and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein in respect of the Commitment Documents, the Senior Credit Facilities and the Transactions.

13. Acceptance/Expiration of Commitments.

(a) This Commitment Letter and the Commitments of the Lead Banks and the undertakings of the Lead Arrangers set forth herein shall automatically terminate at 5:00 p.m. (Eastern Time) on April 6, 2022 (the “Acceptance Deadline”), without further action or notice unless signed counterparts of this Commitment Letter and the Fee Letters shall have been delivered to Wells Fargo Securities (or its counsel).

(b) In the event this Commitment Letter and the Fee Letters are accepted by you as provided above, the Commitments and agreements of the Lead Banks and the undertakings of the Lead Arrangers set forth herein will automatically terminate without further action or notice upon the earliest to occur of (i) the consummation of the Acquisition (with or without the use of the Senior Credit Facilities), (ii) the termination of the Acquisition Agreement in accordance with the terms of the Acquisition Agreement and (iii) the “Termination Date” (as defined in the Acquisition Agreement as in effect on the date hereof) if the Closing Date shall not have occurred by such time.

14. Survival. The sections of this Commitment Letter relating to “Expenses”, “Indemnification”, “Exculpation and Consequential Damages”, “Confidentiality”, “Other Services”, “Survival”, “Governing Law” and “Miscellaneous” shall survive any termination or expiration of this Commitment Letter, the commitments of the Lead Banks or the undertakings of the Lead Arrangers set forth herein (regardless of whether definitive Financing Documentation is executed and delivered), and the section relating to “Information” shall survive until the Closing Date; provided that your obligations under this Commitment Letter (other than your obligations with respect to the sections of this Commitment Letter relating to “Information”, “Confidentiality”, “Other Services”, “Survival” and “Governing Law”) shall be superseded by the provisions of the Financing Documentation upon the initial funding thereunder.

15. Governing Law. THE COMMITMENT DOCUMENTS, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED THERETO (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED THAT ANY DETERMINATIONS AS TO (X) WHETHER ANY SPECIFIED PURCHASE AGREEMENT REPRESENTATIONS HAS BEEN BREACHED AND WHETHER AS A RESULT OF ANY BREACH THEREOF YOU OR YOUR AFFILIATES HAVE THE RIGHT TO TERMINATE YOUR OR THEIR RESPECTIVE OBLIGATIONS UNDER THE ACQUISITION AGREEMENT OR TO OTHERWISE DECLINE TO CLOSE THE ACQUISITION, (Y) WHETHER A “MATERIAL ADVERSE EFFECT” (AS DEFINED IN THE CONDITIONS ANNEX) HAS OCCURRED, AND (Z) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT SHALL, IN EACH CASE BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF THE COMMITMENT

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DOCUMENTS OR THE PERFORMANCE OF SERVICES THEREUNDER. With respect to any suit, action or proceeding arising in respect of this Commitment Letter or any Fee Letter or any of the matters contemplated hereby or thereby, the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court located in the Borough of Manhattan, and irrevocably and unconditionally waive any objection to the laying of venue of such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or each of the Commitment Parties will be effective service of process against such party for any action or proceeding relating to any such dispute. A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or each of the Commitment Parties, as applicable.

16. Miscellaneous. This Commitment Letter and the Fee Letters embody the entire agreement and understanding among the Commitment Parties and their respective affiliates and you and your affiliates with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof or thereof. No person has been authorized by any of the Commitment Parties to make any oral or written statements inconsistent with this Commitment Letter or the Fee Letters. Neither this Commitment Letter nor any Fee Letter shall be assignable by any party hereto (other than by (i) you to the Acquired Corporation concurrently with or immediately after the Acquisition or (ii) any of the Commitment Parties to one of its respective affiliates) without the prior written consent of the other parties hereto, and any purported assignment without such consent shall be void. This Commitment Letter and the Fee Letters are not intended to benefit or create any rights in favor of any person other than the parties hereto, and, with respect to Section 8, each Indemnified Party and with respect to Section 9, each Commitment Party Related Party. This Commitment Letter and the Fee Letters may be executed in separate counterparts with the same effect as if all signatory parties had signed the same document, all of which taken together shall together be considered one and the same agreement. The execution and delivery of this Commitment Letter and the Fee Letters shall be deemed to include electronic signatures on electronic platforms approved by Wells Fargo Securities, which shall be of the same legal effect, validity or enforceability as delivery of a manually executed signature, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Commitment Letter may only be amended, modified or superseded by an agreement in writing signed by each of you and the Commitment Parties, and shall remain in full force and effect and not be superseded by any other documentation unless such other documentation is signed by each of the parties hereto and expressly states that this Commitment Letter is superseded thereby. Each Fee Letter may only be amended, modified or superseded by an agreement in writing signed by each of you and the Commitment Parties party thereto, and shall remain in full force and effect and not be superseded by any other documentation unless such other documentation is signed by each of the parties thereto and expressly states that such Fee Letter is superseded thereby.

[Signature Pages Follow]

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If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to Wells Fargo Securities (or its counsel), together with executed counterparts of each of the Fee Letters, by no later than the Acceptance Deadline.

Sincerely,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Jocelyn Boll
Name: Jocelyn Boll
Title: Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Alix Biahun
Name: Alix Biahun
Title: Director

CITIZENS BANK, NATIONAL ASSOCIATION

By:	/s/ Chancellor Peterson
Name: Chancellor Peterson
Title: Senior Vice President

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Louise Roussel
Name: Louise Roussel
Title: Senior Vice President

Project Cape

Commitment Letter

Signature Page

Agreed to and accepted as of the date first

above written:

CALLODINE MIDCO, INC.

By:	/s/ James Morrow
Name: James Morrow
Title: President & CEO

CALLODINE MERGER SUB, INC.

By:	/s/ James Morrow
Name: James Morrow
Title: President & CEO

Project Cape

Commitment Letter

Signature Page

ANNEX A

$120 MILLION

SENIOR SECURED CREDIT FACILITIES

SUMMARY OF TERMS AND CONDITIONS

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the

Commitment Letter to which this Summary of Terms and Conditions is attached

Holdings:	Callodine MidCo, Inc., a Delaware corporation (“Holdings”).

Acquired Corporation:	Manning & Napier, Inc., a Delaware corporation (the “Acquired Corporation”).

Borrower:	Initially, Callodine Merger Sub, Inc. and, immediately upon consummation of the Acquisition (as defined below), the Acquired Corporation (the “Borrower”).

Joint Lead Arrangers and Joint Bookrunners:	Wells Fargo Securities, LLC, Citizens Bank, National Association (“Citizens”) and KeyBank National Association (“KeyBank”) (collectively, in such capacity, the “Lead Arrangers”).

Lenders:	Wells Fargo Bank, National Association (“Wells Fargo Bank”), Citizens, KeyBank and a syndicate of financial institutions and other entities acceptable to the Borrower (such acceptance not to be unreasonably withheld, delayed or conditioned) (each, a “Lender” and, collectively, the “Lenders”).

Administrative Agent:	Wells Fargo Bank (in such capacity, the “Administrative Agent”).

Senior Credit Facilities:

Senior secured credit facilities (the “Senior Credit Facilities”) in an aggregate principal amount of $120 million, to consist of:

(a)   Revolving Credit Facility. A revolving credit facility in an aggregate principal amount of $20 million (the “Revolving Credit Facility”) (with a subfacility for standby letters of credit (each, a “Letter of Credit”) in a maximum amount of $5 million and on customary terms and conditions). Letters of Credit will be issued by Wells Fargo Bank and such other Lenders under the Revolving Credit Facility as agreed by the Borrower and such Lender (in such capacity, each, an “Issuing Lender”). Each Lender with a commitment under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit.

(b)   Term Loan Facility. A senior secured term loan facility in an aggregate principal amount of $100 million (the “Term Loan Facility”).

Use of Proceeds:	The proceeds of the Term Loan Facility will be used, together with the proceeds of the Equity Contribution, the Additional Equity Contribution and any cash on hand to finance (a) the consummation

Annex A – Summary of Terms and Conditions

of the Acquisition and (b) the payment of fees and expenses incurred in connection with the Acquisition, the Equity Contribution, the Additional Equity Contribution and the Senior Credit Facilities (the payment of such fees and expenses, the initial borrowings under the Senior Credit Facilities, the Acquisition, the Equity Contribution and the Additional Equity Contribution, collectively, the “Transactions”).

The Revolving Credit Facility will be used to provide financing for payment of fees and expenses in connection with the Transactions and ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries (including, without limitation, for Permitted Acquisitions (as defined below), other permitted investments, permitted Restricted Payments (as defined below), permitted Restricted Debt Payments (as defined below) and capital expenditures).

Closing Date:	The date on which the Senior Credit Facilities are closed (the “Closing Date”).

Availability:

The Term Loan Facility will be available only in a single draw of the full amount of the Term Loan Facility on the Closing Date.

The Revolving Credit Facility will be available on a revolving basis from and after the Closing Date until the Revolving Credit Maturity Date (as defined below); provided that no more than $5 million may be drawn on the Closing Date.

Documentation:	The documentation for the Senior Credit Facilities will include, among other items, a credit agreement, guarantees and appropriate pledge, security and other collateral documents (collectively, the “Financing Documentation”), all consistent with this Summary of Terms and Conditions. The Financing Documentation will be negotiated in good faith and (a) will contain only those representations, warranties, covenants, mandatory prepayments and events of default set forth in this Summary of Terms and Conditions, the other terms expressly set forth in this Summary of Terms and Conditions and terms and provisions (including customary materiality qualifiers and other customary exceptions that, in each case, are not inconsistent with this Summary of Terms and Conditions) to be mutually agreed (giving due regard to the leverage profile and assets under management of the Borrower, the Acquired Company and their respective subsidiaries, the operational requirements, size, industries, business and business practices of the Borrower, the Acquired Company and their respective subsidiaries), (b) will be consistent with this Summary of Terms and Conditions and the other provisions of the Commitment Documents, (c) will contain customary provisions with respect to the administrative and operational requirements of the Administrative Agent, and (d) will contain customary benchmark replacement provisions, beneficial ownership provisions, QFC stay provisions and EU/UK Bail-In acknowledgement provisions.

Annex A – Summary of Terms and Conditions

Guarantors:	The obligations of (a) the Borrower under the Senior Credit Facilities and (b) any Credit Party (as defined below) under any hedging agreements and under any treasury management arrangements entered into between a Credit Party or any of its subsidiaries and any counterparty that is a Lead Arranger, the Administrative Agent or a Lender (or any affiliate of any of the foregoing) at the time such hedging agreement or treasury management arrangement is executed (collectively, the “Secured Obligations”) will be unconditionally guaranteed, on a joint and several basis, by Holdings, the Borrower (with respect to Secured Obligations of Holdings and subsidiaries of the Borrower) and each existing and subsequently acquired or formed direct and indirect wholly-owned (disregarding general partner and managing member interests) domestic subsidiary, other than (i) immaterial subsidiaries (to be defined in a mutually acceptable manner as to individual and aggregate revenues or assets excluded), (ii) any subsidiary that is a controlled foreign corporation under Section 957 of the Internal Revenue Code (“CFC”) or any domestic subsidiary of a CFC, (iii) any domestic subsidiary for which substantially all of its assets consist of equity interests or indebtedness of one or more CFCs (a “CFC Holding Company”), (iv) any subsidiary that is (1) a CFTC-registered introducing broker, a FINRA-member broker-dealer or is otherwise required to be registered as a “broker” or “dealer” as defined under the Securities Exchange Act of 1934 or other applicable law or (2) a mutual fund, unregistered investment fund or a “registered investment company” as defined under the Investment Company Act of 1940, (v) any subsidiary with respect to which, in the reasonable judgment of the Administrative Agent, in consultation with the Borrower, the costs of providing a guarantee would be excessive relative to the value to the Secured Parties from such guarantee, (vi) any not-for-profit subsidiaries, (vii) any captive insurance subsidiary, (viii) any special purpose securitization subsidiary, and (ix) any subsidiary (A) that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date (including any registered broker-dealer) or existing at the time of acquisition thereof after the Closing Date (and not incurred in contemplation of such acquisition), in each case from guaranteeing the Senior Credit Facilities, but only so long as such prohibition exists, (B) would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received or (C) for which providing a guarantee of the Secured Obligations would result in an adverse tax consequence to Holdings and its subsidiaries (including as a result of the operation of Section 956 of the Internal Revenue Code or any similar law or regulation in any applicable jurisdiction) as reasonably determined by the Borrower and the Administrative Agent (each such non-excluded subsidiary, a “Guarantor”, and, such guarantee being referred to as a “Guarantee”). All Guarantees shall be guarantees of payment and not

Annex A – Summary of Terms and Conditions

of collection. The Borrower and the Guarantors are herein referred to as the “Credit Parties”.

Security:

The Secured Obligations will be secured by valid and perfected first priority (subject to liens expressly permitted in the Financing Documentation) security interests in and liens on all of the following (collectively, the “Collateral”):

(a)   (i) 100% of the equity interests of all present and future direct, domestic subsidiaries of any Credit Party and (ii) 65% of the voting equity interests and 100% of the non-voting equity interests of all present and future first-tier foreign subsidiaries of any Credit Party;

(b)   all of the tangible and intangible personal property and assets of the Credit Parties (including, without limitation, all equipment, inventory and other goods, accounts, licenses, contracts, intercompany loans, intellectual property and other general intangibles, deposit accounts, securities accounts and other investment property and cash); and

(c)   all products, profits and proceeds of the foregoing.

Notwithstanding the foregoing, the Collateral will exclude (i) any property or asset of a Credit Party, to the extent the granting of a lien therein is prohibited by applicable law or by contract or would require the consent of a person other than the Credit Parties, their respective subsidiaries or any affiliate or related body corporate of a Credit Party in each case pursuant to a restriction or prohibition that was in effect prior to the Closing Date or the date upon which such Credit Party became a Credit Party and was not created or entered into in contemplation of the Senior Credit Facilities or such person becoming a Credit Party, other than to the extent that such prohibition or requirement would be rendered ineffective pursuant to the anti-assignment provisions of the Uniform Commercial Code or other applicable law; (ii) any United States federal “intent to use” trademark applications to the extent that, and solely during the period that, the grant of a security interest therein would impair the validity or enforceability or render void or result in the cancellation of, any registration issued as a result of such “intent to use” trademark application under applicable law; provided that upon the submission and acceptance by the United States Patent and Trademark Office of an amendment to allege or a verified statement of use pursuant to 15 U.S.C. Section 1060, such “intent to use” trademark application shall cease to be excluded from the Collateral unless otherwise excluded pursuant to another clause of this paragraph; (iii) any particular asset, if the pledge thereof or the grant of a security interest therein would result in material adverse tax consequences to the Credit Parties as reasonably determined by the Borrower in good faith in consultation with the Administrative Agent; provided that if as a result of a change of law or otherwise, the pledge of such asset or the grant of a security interest in such asset ceases to result in material adverse tax

Annex A – Summary of Terms and Conditions

consequences to the Credit Parties as reasonably determined by the Borrower in good faith in consultation with the Administrative Agent, such asset shall cease to be excluded from the Collateral unless otherwise excluded pursuant to another clause of this paragraph; (iv) all leasehold interests; (v) motor vehicles, airplanes and other assets subject to certificates of title in each case to the extent that a security interest therein cannot attach under a general security deed granted by a Credit Party, or be perfected by the filing of financing statement in the jurisdiction of organization of the applicable Credit Party; (vi) except to the extent perfected by the filing of a financing statement, letter of credit rights with a value of less than $5 million; (vii) commercial tort claims with a value of less than $5 million; (viii) equity interests in any person other than wholly owned subsidiaries to the extent not permitted by the terms of such subsidiary’s organizational or joint venture documents, except to the extent such prohibition or restriction would be rendered ineffective under the UCC or other applicable law; (ix) except to the extent perfected by the filing of a financing statement in the jurisdiction of organization of the applicable Credit Party, any deposit accounts or securities accounts maintained as zero balance accounts so long as such accounts sweep on a daily basis into accounts that are not Excluded Accounts (as defined below) and are either maintained with the Administrative Agent or subject to a control agreement reasonably satisfactory to the Administrative Agent, payroll, benefits, withholding and trust accounts held for the benefit of third parties and deposit accounts or securities accounts used solely to secure certain permitted obligations to be agreed (the accounts described in this clause (ix) collectively, “Excluded Accounts”); (x) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate applicable law or violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Credit Parties or any of their respective affiliates) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; (xi) in excess of 65% of the voting capital stock of any CFC or CFC Holding Company; (xii) any of the capital stock of indirect foreign subsidiaries; (xiii) other specific property and assets in circumstances where the Administrative Agent (in its reasonable judgment in consultation with the Borrower) determines that the cost of obtaining, perfecting or maintaining a security interest in such assets are excessive in relation to the value afforded thereby; (xiv) as extracted collateral; (xv) timber to be cut; (xvi) farm products; (xvii) manufactured homes; (xviii) healthcare insurance receivables; and (xix) margin stock. All such security interests will be created pursuant to, and will comply with, Financing Documentation reasonably satisfactory to the Administrative Agent.

Annex A – Summary of Terms and Conditions

Notwithstanding anything to the contrary set forth above, the Credit Parties will not be required, nor will the Administrative Agent be authorized, (a) to make any filings or take other actions in any jurisdiction outside of the United States or required by the applicable law of any jurisdiction outside of the United States (to create or perfect any security interest in assets, including any intellectual property registered in any jurisdiction outside of the United States) other than with respect to pledges of material first tier foreign subsidiaries to the extent such material first tier foreign subsidiary is required to be pledged as Collateral under the Financing Documentation and as the entry into such pledge agreement is reasonably requested by the Administrative Agent, (b) to obtain bailee waivers, landlord waivers, estoppels or collateral access letters (other than the use of commercially reasonable efforts to obtain a landlord waiver with respect to the chief executive office location of a Credit Party), (c) to execute and deliver control agreements with respect to deposit or securities accounts, (d) to (i) deliver promissory notes and other instruments and tangible chattel paper constituting Collateral or (ii) take any action to perfect a lien with respect to letters of credit, letter of credit rights, commercial tort claims, electronic chattel paper or assets subject to a certificate of title or similar statute (in each case, other than the filing of customary UCC financing statements), in each case of clauses (i) and (ii), that have an aggregate principal, value or face amount of less than $5 million, (e) to enter into mortgages or deeds of trust in respect of real property interests in any jurisdiction, (f) to seek the consent of any counterparty (unless it is another Credit Party, a related party of a Credit Party, an affiliate of a Credit Party or a Lender, an affiliate of a Lender or a related party of a Lender), government agency or other authority or body with respect to granting a security interest in, or perfecting a lien over any contractual right, leasehold interest, right under any authorization, license or permit or any other right or agreement where such requirement for consent was in effect prior to the Closing Date or the date upon which such Credit Party became a Credit Party and was not created or entered into in contemplation of the Senior Credit Facilities or such person becoming a Credit Party and (g) take any other perfection action as to which the Administrative Agent and the Borrower reasonably determine that the costs of such perfection action with respect to such assets are excessive in relation to the value of the security or other benefit afforded thereby.

Final Maturity:

The final maturity of the Term Loan Facility will occur on the 5th anniversary of the Closing Date (the “Term Loan Maturity Date”).

The final maturity of the Revolving Credit Facility will occur on the 5th anniversary of the Closing Date (the “Revolving Credit Maturity Date”) and the commitments with respect to the Revolving Credit Facility will automatically terminate and all amounts outstanding under the Revolving Credit Facility shall be due and payable on such date.

Annex A – Summary of Terms and Conditions

Amortization:

The Term Loan Facility will amortize in quarterly installments (commencing with the first full fiscal quarter ending following the Closing Date) in a quarterly amount equal to 2.5% of the original principal amount of the original principal amount of the Term Loan Facility, stepping down to a quarterly amount of 1.25% of the original principal amount of the Term Loan Facility at the fifth full fiscal quarter ended following the Closing Date and each quarter thereafter, so long as the Total Leverage Ratio (to be defined in the Financing Documentation) as of the end of the applicable quarter is less than 2.00 to 1.00 (it being understood and agreed that the amortization for any quarter shall step back up to 2.5% of the original principal amount of the Term Loan Facility in, and with respect to, any quarter if the Total Leverage Ratio as of the end of such quarter is equal to or greater than 2.00 to 1.00) with the remainder due on the Term Loan Maturity Date.

The Revolving Credit Facility will not amortize.

Interest Rates and Fees:	Interest rates and fees in connection with the Senior Credit Facilities will be as specified in the Fee Letters and on Schedule I attached hereto.

Mandatory Prepayments:

The Senior Credit Facilities will be required to be prepaid with:

(a)   100% of the net cash proceeds of the issuance or incurrence of debt by Holdings, the Borrower or any of their respective subsidiaries (other than any debt permitted to be issued or incurred pursuant to the terms of the Financing Documentation); and

(b)   100% of the net cash proceeds of all asset sales, insurance and condemnation recoveries and other asset dispositions by Holdings, the Borrower or any of their respective subsidiaries (including the issuance by any such subsidiary of any of its equity interests to a person other than a Credit Party), subject to reinvestment provisions and baskets to be mutually agreed upon; and

(c)   100% of the net cash proceeds of any Specified Equity Contribution (as defined below).

All such mandatory prepayments will be applied first to prepay outstanding loans under the Term Loan Facility with application to the remaining scheduled amortization payments as follows: (i) except in the case of a prepayment under clause (c) above relating to an AUM Covenant Cure, first, in direct order of maturity to the next four (4) scheduled amortization payments thereof (assuming for this purpose that any amortization payments occurring after the fifth full fiscal quarter following the Closing Date will be at the level specified in the section entitled “Amortization” above applicable at the time of the prepayment) and thereafter, to the remaining scheduled amortization

Annex A – Summary of Terms and Conditions

payments (assuming for this purpose that any amortization payments occurring after the fifth full fiscal quarter following the Closing Date will be at the level specified in the section entitled “Amortization” above applicable at the time of the prepayment) on a pro rata basis (including the bullet payment due on the Term Loan Maturity Date) and (ii) solely in the case of a prepayment under clause (c) above relating to an AUM Covenant Cure, first, to the bullet payment due on the Term Loan Maturity Date and thereafter in inverse order of maturity to the other amortization payments and second, to prepay outstanding loans under the Revolving Credit Facility (without a permanent reduction in the commitments under the Revolving Credit Facility).

Optional Prepayments and Commitment Reductions:	Loans under the Senior Credit Facilities may be prepaid and unused commitments under the Revolving Credit Facility may be reduced at any time, in whole or in part, at the option of the Borrower, upon notice and in minimum principal amounts and in multiples to be agreed upon, without premium or penalty (except Adjusted Term SOFR (as defined below) breakage costs, if any). Any optional prepayment of the Term Loan Facility will be applied to the remaining scheduled amortization payments thereof (assuming for this purpose that any amortization payments occurring after the fifth full fiscal quarter following the Closing Date will be at the level specified in the section entitled “Amortization” above applicable at the time of the prepayment) as directed by the Borrower (or in the absence of such direction, in direct order of such payments).

Conditions to Closing and Initial Extensions of Credit:	The Closing Date and the making of the initial extensions of credit under the Senior Credit Facilities will be subject solely to satisfaction of the conditions precedent set forth in the Conditions Annex.

Conditions to All Extensions of Credit:	Each extension of credit under the Senior Credit Facilities (other than the initial extensions of credit on the Closing Date) will be subject to usual and customary terms and conditions for similar facilities.

Representations and Warranties:	Limited to the following (which will be applicable to the Borrower and its subsidiaries and, in certain cases, Holdings and be subject to materiality thresholds and exceptions to be mutually agreed): organizational and legal status, power and qualification; ownership and capitalization; authorization, execution, delivery and enforceability; no conflict with laws or material agreements and no requirement for consents or approvals; compliance with all applicable laws and regulations and maintenance of all required consents and approvals; payment of taxes; intellectual property; environmental matters; ERISA and employee benefit matters; investment advisor, broker dealer and related matters; the Investment Company Act and other governmental regulations; margin stock; material contracts; employee and labor relations; financial statements; absence of any material adverse change; solvency; title to properties; absence of material litigation; anti-corruption laws, anti-money laundering laws and sanctions; no default; senior debt status; and accuracy of

Annex A – Summary of Terms and Conditions

disclosure (including, without limitation, accuracy of information contain in any beneficial ownership certification); collateral matters including, without limitation, perfection and priority of liens; beneficial ownership matters as of the Closing Date; and not being an affected financial institution.

Affirmative Covenants:	Limited to the following (which will be applicable to the Borrower and its subsidiaries and, in certain cases, Holdings, and be subject to materiality thresholds and exceptions to be mutually agreed): financial and collateral reporting (including annual audited financial statements to be delivered no later than 90 days after the end of each fiscal year (or 120 days in the case of the first fiscal year ending after the Closing Date) and quarterly unaudited financial statements to be delivered no later than 45 days (or 60 days in the case of the first three (3) such fiscal quarters ending after the Closing Date) after the end of each of the fiscal quarters of each fiscal year (other than, except with respect to the fiscal quarter ended December 31, 2022, the last quarter of any fiscal year) (in each case, accompanied by covenant compliance certificates (other than with respect to the fiscal quarter ended December 31, 2022; it being understood and agreed that a covenant compliance certificate shall accompany the audited financial statements for the fiscal year ending December 31, 2022) and management discussion and analysis in a customary form for a private company), annual updated budgets and monthly assets under management reporting as has been historically available in the Acquired Company’s public reporting under the heading “Assets Under Management” (“AUM”), including without limitation, gross client inflows and outflows, appreciation or depreciation in the market value of client assets, and average assets under management for such period); other customary reports and notices (including notices of defaults, litigation and other material events); maintenance of existence; maintenance of property, rights and privileges; maintenance of insurance (including hazard and business interruption insurance); maintenance of books and records; payment of taxes; compliance with laws and regulations (including environmental laws, ERISA and investment advisor, broker-dealer and related matters); maintenance of and compliance with all material contracts; right of the Administrative Agent and Lenders (with such visits by Lenders to be coordinated with the Administrative Agent) to inspect property and books and records (subject to customary limitations as to frequency and expense reimbursement); additional Guarantors and Collateral; use of proceeds; anti-corruption laws, anti-money laundering laws and sanctions; further assurances and, if applicable, post-closing obligations.

Negative Covenants:	Limited to the following (which, with the exception of the limitation on activities of Holdings (which shall apply only to Holdings), will be applicable to the Borrower and its subsidiaries and, in each case, be subject to materiality thresholds and exceptions to be mutually agreed): limitation on debt (including disqualified equity interests);

Annex A – Summary of Terms and Conditions

limitation on liens; limitation on loans, advances, acquisitions and other investments; limitation on fundamental changes; limitation on asset sales and other dispositions (including, without limitation, sale-leaseback transactions and dispositions arising from statutory divisions); limitation on dividends, distributions, redemptions and repurchases of equity interests (collectively, “Restricted Payments”); limitation on transactions with affiliates; limitation on fiscal year and accounting practices; limitation on amendment of organizational documents; limitation on amendments of, or prepayments, redemptions and purchases of, subordinated and certain other debt (such prepayments, redemptions and purchases, collectively, the “Restricted Debt Payments”); limitation on negative pledges, dividend and other payment restrictions affecting subsidiaries and other restrictive agreements; limitation on changes in line of business; limitations on activities of Holdings; and limitation on amendment of management agreements.

The definitive Financing Documentation will include, amongst others, exceptions permitting the following subject to other customary terms and conditions to be mutually agreed: (i) Permitted Acquisitions (as defined below), (ii) an unlimited amount of investments (other than acquisitions), other Restricted Payments and Restricted Debt Payments so long as no default or event of default has occurred or would result therefrom and after giving pro forma effect thereto and to any indebtedness incurred in connection therewith the Borrower is in pro forma compliance with each of the Financial Covenants (as defined below) and the pro forma Fixed Charge Coverage Ratio (as defined below) is no less than 1.25 to 1.00, and (iii) customary tax distributions; provided that investments by any Credit Party into, or investments made by, any subsidiary that is not a Credit Party shall be subject to a cap to be mutually agreed.

As used herein, the term “Permitted Acquisitions” shall mean acquisitions by the Borrower or a subsidiary of all or substantially all of the assets of, or all of the equity interests in, a target or a division or line of business of a seller; provided, that (a) no default or event of default is then continuing or would be caused thereby, (b) after giving effect to such acquisition and any indebtedness incurred or assumed in connection therewith, the Borrower will be compliance on a pro forma basis with the Financial Covenants in effect as of the date of such acquisition and the pro forma Fixed Charge Coverage Ratio is no less than 1.25 to 1.00, (c) such target or such division or line or business will be in the same, similar or related line of business (or a business complementary or incidental thereto) in which the Borrower and its subsidiaries are engaged as of the Closing Date, (d) such acquisition shall be consensual, (e) within 60 days after the consummation of such acquisition (or such later period as may be permitted by the Financing Documentation), the acquired entities and their respective subsidiaries (or any entities formed to acquire such target, assets, division or line of business) will become Guarantors, subject to the exceptions set forth

Annex A – Summary of Terms and Conditions

above for Guarantors and (f) the Borrower shall have provided written notice of such acquisition to the Administrative Agent and in the case of any acquisition having an aggregate consideration in excess of $5 million, if reasonably requested by the Administrative Agent, draft documentation and other financial diligence materials therefor not less than 10 business days (or such shorter period as may be agreed to by the Administrative Agent) prior to the proposed closing date of such acquisition; provided further that acquisitions by any subsidiary that is not a Credit Party or of any person that does not become a Credit Party in connection with such acquisition, shall be subject to a cap to be mutually agreed.

For purposes hereof, “Fixed Charge Coverage Ratio” shall be defined in the Financing Documentation to mean, with respect to Holdings and its subsidiaries, for any applicable period (a) an amount equal to (i) Consolidated EBITDA (as defined in Annex C attached hereto) for such period less unfinanced capital expenditures (including acquisitions and cash investments in third parties outside the ordinary course of business, other than acquisitions and investments financed with the proceeds of an issuance of debt or qualified equity) made during such period less taxes paid or payable in cash during such period and tax distributions made during such period less Restricted Payments and Restricted Debt Payments made during such period divided by (ii) the sum, without duplication, of the following for such period: scheduled principal payments of indebtedness made or required to be made during such period plus interest expense paid or payable in cash during such period.

Financial Covenants:

The following (collectively, the “Financial Covenants”):

(a) On a quarterly basis (commencing with the first full fiscal quarter following the Closing Date), a maximum Total Leverage Ratio of 3.50 to 1.00 with a step down to 3.00 to 1.00 after the fourth full fiscal quarter end following the Closing Date;

(b) On a monthly basis (commencing with the first full calendar month following the Closing Date), a minimum Assets Under Management equal to no less than the amount that is equal to the sum of 75% of the value of the Assets Under Management on the Closing Date (calculated on the Closing Date) and 75% of the value of any Assets Under Management acquired after the Closing Date (calculated as of the date of acquisition thereof on a monthly average basis). The Financial Covenants will apply to Holdings, the Borrower and its subsidiaries on a consolidated basis, with any definition not otherwise defined herein, to be mutually agreed upon; provided that the definition of “Consolidated EBITDA” shall be as set forth on Annex C.

For purposes of determining compliance with the maximum Total Leverage Ratio Financial Covenant, any Specified Equity Contribution made after the beginning of the most recently ended

Annex A – Summary of Terms and Conditions

fiscal quarter and on or prior to the day that is 15 business days after the day on which financial statements are required to be delivered for such fiscal quarter (such date, the “Leverage Cure Expiry Date”) will, at the written request of the Borrower, be included in the calculation of Consolidated EBITDA, as applicable, solely for the purposes of determining compliance with such Financial Covenant at the end of such fiscal quarter and the applicable subsequent periods which include such fiscal quarter (each such contribution, a “Leverage Covenant Cure”). For purposes of determining compliance with the minimum Assets Under Management Financial Covenant, the Equity Investors may make a Specified Equity Contribution in an amount equal to $10 million (each, a “AUM Covenant Cure”) on or prior to the day that is 5 business days after the end of the applicable calendar month (such date, the “AUM Cure Expiry Date”) which upon written notice from the Borrower to the Administrative Agent will be deemed to cure a breach of the minimum Assets Under Management Financial Covenant for such period. Notwithstanding the foregoing (a) in each four consecutive fiscal quarter period there will be (i) a period of at least two fiscal quarters in which no Specified Equity Contribution is made and (ii) no more than one (1) AUM Covenant Cure, (b) no more than five (5) Specified Equity Contributions may be made during the term of the Senior Credit Facilities, (c) the amount of any Specified Equity Contribution made in connection with a Leverage Covenant Cure in any period will be no greater than the amount required to cause the Borrower to be in compliance with such Financial Covenant for such period, (d) each Specified Equity Contribution shall be counted solely for the purposes of the applicable Financial Covenant being cured and shall not be included for the purposes of determining pricing, the availability or amount of any covenant baskets or carve-outs or for any other purpose and no AUM Covenant Cure will be included in determining Consolidated EBITDA or any other amounts under the maximum Total Leverage Ratio covenant, (e) the Specified Equity Contribution shall be used to prepay the Senior Credit Facilities as described in the section entitled “Mandatory Prepayments” above and (f) for purposes of calculating the Financial Covenants for the fiscal quarter for which the Specified Equity Contribution in connection with a Leverage Covenant Cure is made and each of the subsequent four fiscal quarter periods that includes such quarter, there shall be no pro forma or other reduction of indebtedness with the proceeds of any Specified Equity Contribution. The Financing Documentation will contain a customary standstill provision with regard to the exercise of remedies during the period from the date the Administrative Agent receives from the Borrower a written notice of the Borrower’s intention to cure a default of the applicable Financial Covenant with the proceeds of a Specified Equity Contribution until the earliest to occur of (x) the Leverage Cure Expiry Date or AUM Cure Expiry Date, as applicable, without the Specified Equity Contribution having been made in an amount sufficient to cure such default, (y) the occurrence of another event of default under the Senior Credit Facilities and (z) the Borrower’s determination that no

Annex A – Summary of Terms and Conditions

Specified Equity Contribution will be made; provided that such standstill shall apply solely in respect of the exercise of remedies in respect of the breach (or prospective breach) of the applicable Financial Covenant giving rise thereto; provided, further that for all other purposes (including, without limitation, any “default” blockers) such breach and default shall be deemed to exist and be continuing in all respects.

As used herein, “Specified Equity Contribution” means a cash equity contribution (which equity will be in the form of common equity or other “qualified” equity having terms reasonably acceptable to the Administrative Agent) made to Holdings by one or more of the Equity Investors and by Holdings to the Borrower.

Events of Default:	The following (with materiality thresholds, exceptions and cure periods to be mutually agreed): non-payment of obligations; inaccuracy of representation or warranty; non-performance of covenants and obligations; default on other material debt (including hedging agreements); any change of control (to be defined in the Financing Documentation); bankruptcy or insolvency; ERISA events; material judgments; and actual or asserted invalidity or unenforceability of any Financing Documentation or liens securing obligations under the Financing Documentation.

Yield Protection and Increased Costs:	Customary for facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments of SOFR Loans (as defined below), changes in capital adequacy and capital requirements or their interpretation (provided that (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented), illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

EU/UK Bail-In / ERISA / QFC:	Customary “EU/UK Bail-In” and “qualified financial contract” provisions and representations and warranties relating to “plan assets” shall be included in the Financing Documentation.

Assignments and Participations:

(a)   Minimums: Subject to the consents described below, each Lender will be permitted to make assignments in respect of the Senior Credit Facilities in a minimum amount equal to $5 million.

(b)   Consents: The consent of the Borrower (such consent not to be unreasonably withheld or delayed) will be required for any

Annex A – Summary of Terms and Conditions

       assignment unless (i) a payment or bankruptcy Event of Default has occurred and is continuing or (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the Financing Documentation); provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 business days after having received notice thereof. The consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) will be required for any assignment (i) in respect of the Revolving Credit Facility or an unfunded commitment under the Term Loan Facility, to an entity that is not a Lender with a commitment in respect to the applicable facility, an affiliate of such Lender or an Approved Fund with respect to such Lender and (ii) in respect of outstanding loans under the Term Loan Facility to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund. The consent of the Issuing Lenders (such consents not to be unreasonably withheld or delayed) will be required for any assignment under the Revolving Credit Facility. Participations will be permitted without the consent of the Borrower or the Administrative Agent.

(c)   No Assignment or Participation to Certain Persons. No assignment or participation may be made to natural persons, Disqualified Institutions (as defined below), Holdings, the Borrower, any Equity Investor or any of their respective affiliates or subsidiaries. No assignments may be made to any Defaulting Lender (as such term shall be defined in the Financing Documentation).

As used herein, “Disqualified Institution” means:

(a) (i) any person identified in writing from counsel to the Borrower to McGuireWoods, LLP on March 29, 2022 in a writing captioned “RE: Project Cape—Disqualified Lenders”, (ii) any affiliate of any person described in clause (a)(i) above that is reasonably identifiable as an affiliate of such person solely on the basis of the similarity of such affiliate’s name to that of a person set forth on the “Disqualified Institution List” and (iii) any other affiliate of any Person described in clause (a)(i) above that is identified in a written notice by the Borrower to the Administrative Agent after the Closing Date that references such notice as a supplement to the writing referred to in clause (a)(i) above; and/or

(b) (i) any person that is a Competitor (as defined below) or an affiliate of a Competitor of the Acquired Company, the Borrower or any of their respective subsidiaries,

Annex A – Summary of Terms and Conditions

in each case that was identified in writing by counsel to the Borrower to McGuireWoods, LLP on March 29, 2022 captioned “RE: Project Cape—Disqualified Lenders”, (ii) any affiliate of any person described in clause (b)(i) above that is reasonably identifiable as an affiliate of such person solely on the basis of the similarity of such affiliate’s name to that of a Competitor and (iii) any other Competitor or affiliate of a Competitor that is identified in a written notice by the Borrower to the Administrative Agent after the Closing Date;

provided that, supplements to the list of Disqualified Institutions shall become effective two (2) business days after delivery thereof to the Administrative Agent and shall not apply retroactively to disqualify any person that has previously acquired an assignment, participation or other interest in the Senior Credit Facilities; provided further that any bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any person controlling, controlled by or under common control with any person described in clauses (a) or (b) above or its controlling owner and for which no personnel involved with the competitive activities of such person or controlling owner (i) makes any investment decisions for such debt fund or (ii) has access to any confidential information (other than publicly available information) relating to the Acquired Company, the Borrower or their respective subsidiaries shall be deemed not to be included in clauses (a)(ii) or (b)(ii) above.

As used herein, “Competitor” means a competitor of the Acquired Company, the Borrower or any of their respective subsidiaries operating in the same industry or a substantially similar industry.

Required Lenders:	On any date of determination, those Lenders who collectively hold more than 50% of the outstanding loans and unfunded commitments under the Senior Credit Facilities, or if the Senor Credit Facilities have been terminated, those Lenders who collectively hold more than 50% of the aggregate outstandings under the Senior Credit Facilities (the “Required Lenders”); provided that in the event that any Lender holds more than 50% but less than 100% of the outstanding loans and unfunded commitments under the Senior Credit Facilities at any time, Required Lenders at such time shall be required to be comprised of at least two (2) non-affiliated Lenders; provided, further that if any Lender shall be a Defaulting Lender at such time, then the outstanding loans and unfunded commitments under the Senior Credit Facilities of such Defaulting Lender shall be excluded from the determination of Required Lenders.

Annex A – Summary of Terms and Conditions

Amendments and Waivers:

Amendments and waivers of the provisions of the Financing Documentation will require the approval of the Required Lenders, except that (a) the consent of all Lenders directly adversely affected thereby will be required with respect to (i) increases in or extensions of the commitment of such Lender (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an increase or extension of any commitment), (ii) reductions of principal, interest, fees or other amounts (but not by virtue of a waiver of any condition precedent, default, event of default or mandatory prepayment or change to a financial ratio or definition applicable thereto), (iii) extensions of scheduled maturities or times for payment, (iv) reductions in the voting percentages and (v) modifications to any pro rata sharing provisions and (b) the consent of all Lenders will be required with respect to releases or subordination of all or substantially all of the value of the Collateral or Guarantors.

The Financing Documentation will contain “yank-a-bank” provisions as are usual and customary for financings of this kind.

Defaulting Lender Provisions:	Usual and customary for transactions of this nature, including, cash collateralization for Letters of Credit in the event any lender under the Revolving Credit Facility becomes a Defaulting Lender.

Indemnification and Expense Reimbursement:	Usual and customary for transactions of this nature with payment provisions and exceptions substantially similar to those set forth in the Commitment Letter.

Governing Law; Exclusive Jurisdiction and Forum:	The Financing Documentation will provide that each party thereto will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York sitting in the Borough of Manhattan (except to the extent the Administrative Agent or any Lender requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment). New York law will govern the Financing Documentation, except with respect to certain security documents where applicable local law is necessary for enforceability or perfection.

Waiver of Jury Trial and Punitive and Consequential Damages:	All parties to the Financing Documentation shall waive the right to trial by jury and the right to claim punitive or consequential damages.

Annex A – Summary of Terms and Conditions

SCHEDULE I

INTEREST AND FEES

Interest:

At the Borrower’s option, loans will bear interest based on the Base Rate (as defined below) or Adjusted Term SOFR as described below:

A. Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin (as defined below). The “Base Rate” is defined as the highest of (a) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, (b) the prime commercial lending rate of the Administrative Agent, as established from time to time at its principal U.S. office (which such rate is an index or base rate and will not necessarily be its lowest or best rate charged to its customers or other banks) and (c) the daily Adjusted Term SOFR for a one-month tenor plus 1%. Interest shall be payable quarterly in arrears. Any loan bearing interest at the Base Rate is referred to herein as a “Base Rate Loan”.

B. Adjusted Term SOFR Option.

Interest will be determined for periods (“Interest Periods”) of one, three or six months as selected by the Borrower and will be at the forward-looking term rate based on the secured overnight financing rate that is published by CME Group Benchmark Administration Limited (CBA) (or a successor administrator of such rate) (“Term SOFR”) plus the Term SOFR Adjustment, as defined below (when added to Term SOFR, “Adjusted Term SOFR”) plus the applicable Interest Margin. Adjusted Term SOFR will be determined by the Administrative Agent at the start of each Interest Period and, other than in the case of Adjusted Term SOFR used in determining the Base Rate, will be fixed through such period. Interest will be paid on the last day of each Interest Period or, in the case of Interest Periods longer than three months, every three months. Term SOFR in no event shall be less than 0%. Any loan bearing interest at Adjusted Term SOFR (other than a Base Rate Loan for which interest is determined by reference to Adjusted Term SOFR) is referred to herein as a “SOFR Loan”. The Financing Documentation will contain provisions with respect to the establishment of a successor interest rate for Adjusted Term SOFR.

“Term SOFR Adjustment” means, for any calculation with respect to a Base Rate Loan or a SOFR Loan, a percentage per annum as set forth below for the applicable type of such Loan and (if applicable) Interest Period therefor:

Base Rate Loans:

0.10%

Schedule I to Annex A– Interest and Fees

1

SOFR Loans:

Interest Period	Percentage
One month	0.10%
Three months	0.15%
Six months	0.25%

Default Interest:	(a) Automatically upon the occurrence and during the continuance of any payment event of default or upon a bankruptcy event of default of any Credit Party or (b) at the election of the Required Lenders (or the Administrative Agent at the direction of Required Lenders), upon the occurrence and during the continuance of any other event of default, all outstanding principal, fees and other obligations under the Senior Credit Facilities shall bear interest at a rate per annum of 2% in excess of the rate then applicable to such loan (including the applicable Interest Margin), fee or other obligation and shall be payable on demand of the Administrative Agent.

Commitment Fee:	A commitment fee (the “Commitment Fee”) will accrue on the unused amounts of the commitments under the Revolving Credit Facility, with exclusions for Defaulting Lenders. Such Commitment Fee will initially be 0.25% per annum and after delivery of financial statements for the first full fiscal quarter ending after the Closing Date will be determined in accordance with the pricing grid set forth below. All accrued Commitment Fees will be fully earned and due and payable quarterly in arrears for the account of the Lenders under the Revolving Credit Facility and will accrue from the Closing Date.

Letter of Credit Fees:	The Borrower will pay to the Administrative Agent, for the account of the Lenders under the Revolving Credit Facility, letter of credit participation fees equal to the Interest Margin for SOFR Loans under the Revolving Credit Facility, in each case, on the undrawn amount of all outstanding Letters of Credit.

Interest Margins:	The applicable interest margins (the “Interest Margin”) will be initially, 3.75% for SOFR Loans and 2.75% for Base Rate Loans; provided that after the date on which the Borrower will have delivered financial statements for the first full fiscal quarter after the Closing Date, the Interest Margin shall be determined in accordance with the pricing grid set forth below.

Other Fees:	The Lead Arrangers, the Administrative Agent and the Issuing Lenders will receive such other fees as will have been separately agreed among them and the Borrower or Holdings.

Pricing Grid:	The applicable Interest Margin shall be based on the Total Leverage Ratio pursuant to the following grid:

Schedule I to Annex A– Interest and Fees

2

Level	Total Leverage Ratio	Interest Margin for SOFR Loans	Interest Margin for Base Rate Loans	Commitment Fee
I	Greater than or equal to 2.75 to 1.00	4.00%	3.00%	0.30%
II	Greater than or equal to 2.25 to 1.00 but less than 2.75 to 1.00	3.75%	2.75%	0.25%
III	Less than 2.25 to 1.00	3.50%	2.50%	0.20%

The applicable Interest Margin shall be based on Level II of the pricing grid until the first calculation date following the receipt by the Administrative Agent and the Lenders of the financial information and related compliance certificate for the first full fiscal quarter ending after the Closing Date.

Schedule I to Annex A– Interest and Fees

3

ANNEX B

$120 MILLION

SENIOR SECURED CREDIT FACILITIES

CONDITIONS ANNEX

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Annex is attached or in Annex A to the Commitment Letter

The Closing Date and the making of the initial loans under the Senior Credit Facilities will be subject solely to the satisfaction of the following conditions precedent:

1. The Financing Documentation, which shall be consistent, in each case, with the Commitment Documents and shall be otherwise reasonably satisfactory to the Lead Arrangers and the Borrower, will have been executed and delivered to the Administrative Agent and the Administrative Agent shall have received customary and reasonably satisfactory legal opinions (including, if applicable, opinions, as may be reasonably requested by the Administrative Agent, of local counsel located in a relevant jurisdiction the laws of which are not otherwise addressed in the legal opinion of primary counsel to the Credit Parties), evidence of authorization, organizational documents, customary insurance certificates and endorsements, good standing certificates (with respect to the applicable jurisdiction of incorporation or organization of each Credit Party), including, where customary, certificates as to tax status (with respect to the applicable jurisdiction of incorporation or organization of each Credit Party) and customary officer’s certificates and a customary request for extension of credit for any initial extensions of credit under the Senior Credit Facilities to be made on the Closing Date.

2. Subject to the Limited Conditionality Provision, the Administrative Agent shall have received satisfactory evidence that the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the Financing Documentation) lien and security interest in the Collateral (including, without limitation, receipt of all certificates evidencing pledged capital stock or membership or partnership interests, as applicable, with accompanying executed stock or transfer powers, all UCC financing statements to be filed in the applicable government UCC filing offices, and all intellectual property security agreements to be filed with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, and receipt of Uniform Commercial Code lien searches and federal tax lien searches in the jurisdiction of location (as determined under the Uniform Commercial Code) of the applicable Credit Party or subsidiary, and tax lien and bankruptcy searches in the location of the jurisdiction of incorporation or organization and chief executive office (or principal place of business if such entity does not have a chief executive office) of the applicable Credit Party or subsidiary and judgment searches in the location of the chief executive office (or principal place of business of the applicable Credit Party or subsidiary if such entity does not have chief executive office) and all intellectual property searches at the United States Copyright Office or the United States Patent and Trademark Office), and evidence reasonably satisfactory to the Administrative Agent that all filings with respect thereto are in proper form for filing with the applicable filing offices, and provision has been made for the payment of all recording fees and taxes in connection therewith.

3. Since the date of the Commitment Letter, there shall not have occurred any change, development, event or circumstance that, individually or with all other changes, developments, events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect (as defined in the Acquisition Agreement); provided that with respect to clause (13) of such definition, such actions or omissions shall only be excluded if such action or omission has been approved in writing by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed).

Annex B – Conditions Annex

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4. The Acquisition shall be consummated substantially concurrently with the initial funding of the Senior Credit Facilities in accordance with the terms described in the Acquisition Agreement without giving effect to any waiver, modification or consent thereunder that is materially adverse to the interests of the Lenders and the Commitment Parties (as reasonably determined by the Administrative Agent) unless approved by the Administrative Agent; provided that (a) any increase in the purchase price shall be deemed to be not materially adverse to the Lenders and the Commitment Parties so long as such increase is not funded with additional indebtedness, (b) any decrease in the purchase price shall not be materially adverse to the Lenders and the Commitment Parties so long as (i) such decrease is less than 10% of the purchase price in respect of the Acquisition (it being acknowledged and agreed that any decrease of the purchase price of 10% or more shall be deemed to be material and adverse to the Lenders and the Commitment Parties) and (ii) 100% of such decrease is applied, on a dollar-for-dollar basis, to reduce the amount of the Term Loan Facility and the Equity Contribution on a pro rata basis, and (c) any amendment, waiver or other modification of (i) the definition of “Material Adverse Effect” as set forth therein or (ii) the third party beneficiary rights or related provisions of the Acquisition Agreement applicable to the Commitment Parties and/or the Lenders, shall be materially adverse to the interests of the Lenders and the Commitment Parties.

5. The Equity Contribution and the Additional Equity Contribution shall have been made on terms consistent with this Commitment Letter.

6. On the Closing Date, after giving effect to the Transactions, neither the Borrower nor any of its subsidiaries shall have any outstanding indebtedness for borrowed money (other than indebtedness that the Lead Arrangers and the Credit Parties agree may remain outstanding under the Financing Documentation).

7. The Lead Arrangers shall have received:

(a) with respect to the Acquired Company and its subsidiaries, (i) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date (the “Audited Financial Statements”), and (ii) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Closing Date, other than the fiscal quarter ended December 31, 2021 (the “Unaudited Financial Statements”); provided that the Lead Arrangers acknowledge receipt of the Audited Financial Statements for the fiscal years ended December 31, 2019, December 31, 2020 and December 31, 2021;

(b) a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Acquired Company and its subsidiaries for the fiscal year most recently ended for which Audited Financial Statements are provided and for the four-quarter period ending on the last day of the most recent fiscal quarter ending at least 45 days before the Closing Date for which Unaudited Financial Statements are provided, prepared after giving pro forma effect to each element of the Transactions as if the Transactions had occurred on the last day of such four quarter period (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements);

(c) projections prepared by management and the Equity Investors of balance sheets, income statements and cash flow statements of Holdings and its subsidiaries, in form and substance reasonably acceptable to the Lead Arrangers; provided that the Lead Arrangers acknowledge receipt and satisfaction with the projections delivered to Wells Fargo Securities on January 20, 2022; and

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(d) a certificate from the chief financial officer of Holdings (in the form attached hereto as Annex D) certifying that after giving pro forma effect to each element of the Transactions, Holdings and its subsidiaries (on a consolidated basis) are solvent.

8. Wells Fargo Securities shall have received, at least five (5) business days prior to the Closing Date, all documentation and other information (including, without limitation, a beneficial ownership certification (or evidence satisfactory to the Lead Arrangers that the Borrower is exempt from the reporting requirements of the beneficial ownership regulations), as applicable) requested by the Administrative Agent or any Lender to comply with applicable “know your customer”, anti-money-laundering, beneficial ownership and other similar rules and regulations, including, without limitation, the PATRIOT Act, that has been requested at least fifteen (15) business days prior to the Closing Date.

9. All fees and expenses due to the Lead Arrangers, the Administrative Agent and the Lenders required to be paid on the Closing Date (including in the case of expenses to the extent invoiced in reasonable detail at least two (2) business days prior to the Closing Date or set forth in a funds flow approved by the Borrower) the fees and expenses of counsel for Wells Fargo Securities and the Administrative Agent) will have been paid.

10. The Closing Date shall not occur prior to April 30, 2022.

11. The Specified Purchase Agreement Representations will be true and correct to the extent required by the Limited Conditionality Provision and the Specified Representations will be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects).

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ANNEX C

$120 MILLION

SENIOR SECURED CREDIT FACILITIES

CERTAIN DEFINED TERMS

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Annex is attached or in Annex A to the Commitment Letter

“Consolidated” means, when used with reference to financial statements or financial statement items of any person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any Reference Period, the aggregate of the following for Holdings and its subsidiaries on a Consolidated basis: (i) Consolidated Net Income for such period, plus (ii) to the extent deducted in calculating Consolidated Net Income (other than with respect to clause (ii)(J) below), the sum of, without duplication: (A) Consolidated Interest Expense for such period, (B) expenses for foreign, federal, state, local and other income taxes, plus taxes based on profits or capital, franchise, property or similar taxes (including, in each case, penalties and interest related to such taxes or arising from tax examinations), (C) depreciation and amortization, (D) costs and expenses related to stock- or other equity-based compensation, any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription plan or stockholders agreement, in each case to the extent that such costs or expenses are fully funded solely with cash proceeds contributed to the capital of the Borrower or net cash proceeds of issuance of Equity Interests of the Borrower (other than disqualified equity interests), (E) all transaction fees, charges and other amounts related to the Transactions in an amount not to exceed $22.5 million to the extent paid within six (6) months of the Closing Date, (F) transaction fees, costs and expenses incurred to the extent reimbursable by third parties pursuant to indemnification provisions; provided that the Borrower in good faith expects to receive reimbursement for such fees, costs and expenses within the next two (2) fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such reimbursement amounts shall be deducted in calculating Consolidated EBITDA at the end of such two fiscal quarter period), (G) all other non-cash charges and non-cash expenses (including non-cash losses or charges attributable to deferred compensation plans or trusts) (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), (H) unusual and non-recurring losses (excluding losses from discontinued operations), (I) (1) other unusual and non-recurring cash expenses or charges and (2) any charges or expenses related to signing, retention, relocation, recruiting or completion bonuses or recruiting costs, severance costs, transition costs, curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), costs and expenses related to implementation of operational and reporting systems and development, business optimization expenses or costs (including costs and expenses relating to intellectual property restructurings) and cash restructuring charges, expenses and reserves; provided that all such charges or expenses under this clause (I) are solely in connection with the Transactions and are reasonably identifiable, factually supportable and expected to have a continuing impact on the business and shall not exceed 15% of Consolidated EBITDA (calculated prior to giving effect to the add-backs in this clause (I)) and (J) “run rate” cost savings, operating expense reductions and other synergies in connection with the Transactions reflected in the financial model for the Borrower and its subsidiaries prepared by the Equity Investors and delivered to Wells Fargo Securities on January 20, 2022 in an aggregate amount for this clause (J) not to

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exceed $5 million (net of the amount of actual benefits realized during such period from such actions) solely to the extent such “run rate” cost savings, operating expense reductions and other synergies are reasonably identifiable, reasonably attributable to specific actions taken by the Borrower and reasonably anticipated to result from such actions within eighteen (18) months after the Closing Date; minus (iii) to the extent added or included in calculating Consolidated Net Income for such Reference Period, the sum of, without duplication, (A) interest income for such period, (B) foreign, federal, state, local and other income tax credits for such period and other tax credits for such period (to the extent not netted from tax expense for such period), (C) unusual or non-recurring gains, (D) all non-cash items increasing Consolidated Net Income for such period, but excluding such non-cash items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that are not otherwise included in the calculation of Consolidated Net Income or added back in calculating Consolidated EBITDA in accordance with this definition) and (E) any cash expense made during such period which represents the reversal of any non-cash expense that was added in a prior period pursuant to clause (ii)(G)(2) above subsequent to the fiscal quarter in which the relevant non-cash expenses or charges were incurred.

Notwithstanding anything to the contrary herein, Consolidated EBITDA for the fiscal quarters ended on or about December 31, 2021, September 30, 2021, June 30, 2021 and March 31, 2021, shall be $11,674,000, $11,367,000, $10,403,000 and $9,014,000, respectively. For the avoidance of doubt, Consolidated EBITDA shall be subject to customary adjustments to give effect on a pro forma basis to Permitted Acquisitions and certain dispositions consummated after the Closing Date.

“Consolidated Interest Expense” means, for any Reference Period, the sum (without duplication) of the following financial information for Holdings and its subsidiaries on a Consolidated basis: (i) total interest expense for such Reference Period (including all such interest expense accrued or capitalized during such Reference Period, whether or not actually paid during such Reference Period), determined in accordance with GAAP, (ii) all net amounts payable under or in respect of interest rate hedge agreements, to the extent paid or accrued during such Reference Period, and (iii) all recurring unused commitment fees and other ongoing fees in respect of indebtedness (including the Letter of Credit fees and Commitment Fees provided for under the Financing Documentation) paid, accrued or capitalized during such Reference Period.

“Consolidated Net Income” means, for any period, the net income (or loss) of Holdings and its subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided, that in calculating Consolidated Net Income of Holdings and its subsidiaries for any period, there shall be excluded (a) the net income (or loss) of any person (other than a subsidiary which shall be subject to clause (c) below), in which Holdings or any of its subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to Holdings or any of its subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any person accrued prior to the date it becomes a subsidiary of Holdings or any of its subsidiaries or is merged into or consolidated with Holdings or any of its subsidiaries or that person’s assets are acquired by Holdings or any of its subsidiaries except to the extent included pursuant to the foregoing clause (a), (c) the net income (if positive), of any subsidiary to the extent that the declaration or payment of dividends or similar distributions by such subsidiary to Holdings or any of its subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions, but in each case only to the extent of such prohibition or taxes, (d) the net income (or loss) of any subsidiary that is not a wholly-owned subsidiary to the extent such net income (or loss) is attributable to the minority interest in such subsidiary, (e) any gain or loss from non-ordinary course asset dispositions during such period and (f) any unrealized net gain or loss resulting in such period from equity hedging transaction gains or losses (including, but not limited to, equity hedging transactions taking the form of swap contracts or of “short sales” of the relevant underlying equity security (or related

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security)); provided, for the avoidance of doubt, that net gains or losses excluded pursuant to this clause (f) shall be included when realized.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Reference Period” means, as of any date of determination, the period of four (4) consecutive fiscal quarters ended on or immediately prior to such date for which financial statements of Holdings and its subsidiaries have been delivered to the Administrative Agent under the Financing Documentation.

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ANNEX D

$120 MILLION

SENIOR SECURED CREDIT FACILITIES

FORM OF SOLVENCY CERTIFICATE

[DATE]

This Solvency Certificate is being executed and delivered pursuant to Section [__] of that certain Credit Agreement dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified as of the date hereof, the “Credit Agreement”), by and among Callodine MidCo, Inc., a Delaware corporation (“Holdings”), [Borrower], a [__________], the several financial institutions from time to time party thereto, as lenders (the “Lenders”), and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement.

I, [___________], the Chief Financial Officer of Holdings, in such capacity and not in an individual capacity, hereby certify as follows:

1. I am generally familiar with the finances, businesses and assets of Holdings and its Subsidiaries, on a Consolidated basis, and am duly authorized to execute this Solvency Certificate on behalf of Holdings pursuant to the Credit Agreement. I have reviewed the Loan Documents and such other documentation and information and have made such investigation and inquiries as I have deemed necessary and prudent therefor.

2. As of the date hereof and after giving effect to the transactions contemplated by the Credit Agreement and the other Loan Documents and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and such transactions, that, (i) the property of the Credit Parties and their respective subsidiaries, at a fair valuation, will exceed their debts; (ii) the capital of the Credit Parties and their respective subsidiaries will not be unreasonably small to conduct their business; (iii) the Credit Parties and their respective subsidiaries will not have incurred debts, or have intended to incur debts, beyond their ability to pay such debts as they mature; and (iv) the present fair salable value of the assets of the Credit Parties and their respective subsidiaries will be greater than the amount that will be required to pay their probable liabilities (including debts) as they become absolute and matured. For purposes of this Section 2 “debt” shall mean any liability on a claim, and “claim” shall mean (x) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, undisputed, legal, equitable, secured or unsecured, or (y) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, undisputed, secured or unsecured.

3. I acknowledge that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the making of loans under the Credit Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

CALLODINE MIDCO, INC.

By:
Name:
Title:	Chief Financial Officer

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